FIRST NATIONAL BANK CORP.
FORM 10-Q (continued)



                                  EXHIBIT (11)
                STATEMENT OF COMPUTATION OF PER  SHARE EARNINGS


                                                Three Months Ended
                                                     March 31,
                                               -----------------
                                               1994             1993
                                               ----             ----
PRIMARY EARNINGS PER SHARE:             (in thousands, except per share data)
- - ---------------------------
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,182           $1,019
/ WEIGHTED AVERAGE SHARES                     2,468            1,966
- - ----------------------------                -------          -------

PER SHARE                                     $0.48            $0.52

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                            ----          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,468            1,966
- - ----------------------------                -------          -------
PER SHARE                                     $0.00           ($0.60)
- - ------------------------------              -------          -------

PRIMARY NET INCOME (LOSS) PER SHARE           $0.48           ($0.08)
                                            -------          -------
                                            -------          -------

FULLY DILUTED EARNINGS PER SHARE:
- - ---------------------------------

INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                       $1,182           $1,101
/ WEIGHTED AVERAGE SHARES                     2,471            2,391
- - ----------------------------                -------          -------
PER SHARE                                     $0.48            $0.46

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                            ----          ($1,183)
/ WEIGHTED AVERAGE SHARES                     2,471            2,391
- - ----------------------------                -------          -------
PER SHARE                                     $0.00           ($0.49)
- - ------------------------------              -------          -------
FULLY DILUTED NET INCOME (LOSS)
  PER SHARE                                   $0.48           ($0.03)
                                            -------          -------
                                            -------          -------

Notes:
  - Primary and fully diluted shares are adjusted for the potential dilutive effects of equity contracts and stock options, where applicable. The adjustments are made using the "treasury stock" method.

  - Fully diluted earnings per share are adjusted for the potential dilutive effects of convertible debt, where applicable, which includes elimination of any related after-tax interest expense. The adjustments are made using the "if converted" method.

  - Number of shares in each category are adjusted to give effect to the 5% stock dividends in 1994 and 1993, and the 4-for-3 stock split in 1993.